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                                                                 EXHIBIT 23.7




July 15, 2002

File: PM57

Golden Star Resources
10579 Bradford Road, Suite 103
Littleton, CO  80127-4247
USA

RE: Report on the Paul Isnard Project, French Guiana

Dear Sirs:

Declan Costelloe, former Manager Mining Geology of Golden Star Resources Ltd., consents to the incorporation by reference in the Registration Statement (the "Registration Statement") on Form S-3 (File No. 333-91666) of Golden Star Resources Ltd. (the "Company") of the statements regarding mineralized material for the Paul Isnard project included in the Prospectus contained in the Registration Statement by reference to the Annual Report of the Company on Form 10-K for the year ended December 31, 2001. Declan Costelloe also consents to the reference to him under the heading "Experts" in the Registration Statement.

Yours Sincerely,

DECLAN COSTELLOE

/s/ DECLAN COSTELLOE